Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-158081, 333-157884, 333-55078 and 333-142537) and Form S-8 (File Nos. 033-84510, 333-14155, 333-27201, 333-27203, 333-27205, 333-60333, 333-123829 and 333-150399) of Colonial Properties Trust of our report dated February 27, 2009, except for the effects of the retrospective change in reportable segments discussed in Note 11 to the consolidated financial statements; change in accounting and presentation of noncontrolling interests discussed in Note 14 to the consolidated financial statements; change in accounting for earnings per share discussed in Note 3 to the consolidated financial statements; and the impact on discontinued operations related to assets sold from January 1, 2009 to March 31, 2009, disclosed in Note 6 to the consolidated financial statements; collectively as to which the date is May 21, 2009, relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of Colonial Properties Trust, which appears in this current report on Form 8-K dated May 21, 2009.
/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
May 21, 2009